Exhibit 99.1

COOPER STANDARD REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Recent transactions filling strategic needs and complementing organic growth

NOVI, Mich., August 11, 2011 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive and a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced financial results for the second quarter ended June 30, 2011. The Company also provided an updated outlook for 2011.

“Cooper Standard delivered solid performance in the second quarter, including 21% sales growth and another quarter of double-digit EBITDA margins despite elevated raw material costs,” said Jim McElya, chairman and chief executive officer, Cooper Standard. “Our recent joint venture and acquisition transactions have further strengthened our global footprint and are enabling us to be even more competitive on global platforms across all of our businesses. We are capitalizing on the major trends shaping the global automotive manufacturing marketplace: global platforms, expansion of the BRIC markets, and tougher emissions and fuel economy standards.”

Second quarter and six months ended June 30, 2011 results

The Company reported revenue of $760.5 million for the second quarter of 2011, compared with $628.4 million in the second quarter of 2010, reflecting increased sales resulting from its recently established joint venture with Fonds de Modernisation des Equipementiers Automobiles (FMEA), higher industry volumes, and favorable foreign currency exchange movement.

Revenue for the six months ended June 30, 2011 was $1.45 billion, compared to $1.22 billion in the same period of 2010, reflecting an increase in volumes, the FMEA transaction, favorable foreign exchange and benefits of launch activity.

Cooper Standard reported net income of $19 million in the second quarter of 2011. This includes a $36 million restructuring charge related to the closing of a French joint venture facility. Net income reported for the prior year’s comparable periods included accounting adjustments related to the Company’s reorganization and therefore does not offer a reasonable basis for comparison.

Net income for the six months ended June 30, 2011 was $64.0 million. Net income for both the quarter and year-to-date periods was favorably impacted by higher volumes and mix, partially offset by higher raw material costs, additions to engineering and customer support staff, and launch costs.

Gross profit for the quarter increased to $123.7 million, or 16.3% of sales, from $106.2 million, or 16.9% of sales, in the second quarter of 2010. For the six-month period, gross profit was $244.5 million, or 16.9% of sales, compared to $210.7 million, or 17.2% of sales, in last year’s comparable period. The percentage-of-sales decline reflects lower margins at acquired businesses and increased raw material prices.

Cooper Standard also reported second quarter 2011 adjusted EBITDA of $90.3 million, or 11.9% of sales, compared with $73.8 million, or 11.7% of sales, in the second quarter of 2010. Adjusted EBITDA for the six month period was $182.2 million, compared to $147.6 million for the six months ended June 30, 2010.

Operational highlights

In the second quarter of 2011, Cooper Standard launched programs that included diverse customers, technologies and geographies:

•	Audi – W-36 Platform

•	Fisker – Karma

•	GM – Meriva

•	Peugeot – 508 (China)

•	Porsche – 911 Coupe, 911 Convertible and Boxster

•	Land Rover – Range Rover Evoque

Updated 2011 outlook

Reflecting the effects of the Company’s acquisitions and updated industry volume and foreign exchange projections, Cooper Standard raised its 2011 sales expectations to a range of $2.8 billion to $2.9 billion. The Company expects its 2011 capital expenditures to be slightly higher than originally projected, between $105 million and $115 million. Restructuring expenses for 2011 are expected to increase to between $50 million and $60 million, the majority of which will be related to, and funded by, the Company’s French joint venture. The Company continues to expect cash taxes to be in the range of $25 to $30 million. The Company’s current 2011 industry volume assumptions are for North American production of 13.1 million units and European production of 20 million units.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable financial measure in accordance with U.S. GAAP (dollars in millions):

	Successor	Successor
	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011

Net income	$19.0	$64.0
Provision for income tax expense	6.5	18.8
Interest expense, net of interest income	10.7	20.6
Depreciation and amortization	31.4	60.3

EBITDA	$67.6	$163.7
Restructuring (1)	37.0	41.6
Noncontrolling interest restructuring (2)	(17.7)	(17.7)
Stock-based compensation (3)	2.7	5.3
Net gain on partial sale of joint venture (4)	—	(11.4)
Inventory write-up (5)	0.7	0.7

Adjusted EBITDA	$90.3	$182.2

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from reorganization.
(4)	Net gain on partial sale of ownership percentage in joint venture.
(5)	Write-up of inventory to fair value for the FMEA joint venture, net of noncontrolling interest.

Conference call details

The company’s earnings results are also posted to the Cooper Standard website, http://www.cooperstandard.com. Cooper Standard’s executive team will host a conference call and webcast on Tuesday, Aug. 16 at 9 a.m. ET to discuss its second quarter 2011 results, provide a general business update and respond to investor questions. An interactive webcast will also be available via http://www.cooperstandard.com/investor_home.php.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 86723646 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made. Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard Automotive

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 21,000 people globally and operates in 19 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

Forward Looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the company’s financial condition or results historically due to fresh start accounting; the ability to maintain contracts and suppliers and customer relationships; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our exposure to natural disasters; our dependence on certain major customers; competition in the automotive industry; sovereign and other risks related to our conducting operations outside the United States; the uncertainty of our ability to achieve expected cost reduction savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to changes in interest rates; our ability to meet customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; potential conflicts of interest between our owners and us; our legal rights to our intellectual property portfolio; our pension plans; and environmental and other regulations. There may be other factors that may cause the company’s actual results to differ materially from those projected in any forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

There may be other factors that may cause the company’s actual results to differ materially from those projected in any forward-looking statements. Cooper Standard undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date such statements were made or to reflect the occurrence of unanticipated events.

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Contact for Analysts:

Glenn Dong

Cooper Standard

(248) 596-6031

investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl

Cooper Standard

(248) 596-6211

sswenzl@cooperstandard.com